Schedule

To

SECOND MASTER INVESTMENT ADVISORY AGREEMENT

BETWEEN

THE VANTAGEPOINT FUNDS

AND

VANTAGEPOINT INVESTMENT ADVISERS, LLC

List of Funds Covered by this Agreement and Fee Schedule

Name of Fund	Annual Rate of Fee (as of % of Average Daily Net Assets)	Effective Date
Milestone Retirement Income Fund	0.10%	January 3, 2005
Milestone 2010 Fund	0.10%	January 3, 2005
Milestone 2015 Fund	0.10%	January 3, 2005
Milestone 2020 Fund	0.10%	January 3, 2005
Milestone 2025 Fund	0.10%	January 3, 2005
Milestone 2030 Fund	0.10%	January 3, 2005
Milestone 2035 Fund	0.10%	January 3, 2005
Milestone 2040 Fund	0.10%	January 3, 2005
Discovery Fund	0.10%	October 26, 2007
Diversifying Strategies Fund	0.10%	October 26, 2007
Select Value Fund	0.10%	October 26, 2007
Milestone 2045 Fund	0.10%	January 4, 2010
Milestone 2050 Fund	0.10%	September 10, 2012
High Yield Fund	0.28%	May 1, 2015
Milestone 2055 Fund	0.10%	January 4, 2016

Approved: October 29, 2004

Last amended:             ,

IN WITNESS WHEREOF, the parties hereto have caused this amended Schedule to be executed by their officers designated below as of the             day of             ,             .

THE VANTAGEPOINT FUNDS

By:
Angela Montez, Secretary

Approved by:
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:
Angela Montez, Secretary

Approved by:
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC